Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CareFusion Corporation for the registration of 220,178 shares of its common stock under the 2009 Long-Term Incentive Plan and to the incorporation by reference therein of our reports dated August 9, 2013, with respect to the consolidated financial statements and schedule of CareFusion Corporation, and the effectiveness of internal control over financial reporting of CareFusion Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 12, 2014